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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DISCOVERY PARTNERS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

April 19, 2004

Dear Stockholder:

        You are cordially invited to attend the annual meeting of the stockholders of Discovery Partners International, Inc. to be held on Thursday, May 13, 2004 at 11:00 a.m. at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121.

        Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

        If you do not plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope or vote by telephone or by using the Internet in accordance with the instructions on the enclosed proxy. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

        We look forward to seeing you at the annual meeting.

San Diego, California	Riccardo Pigliucci Chief Executive Officer and Chairman of the Board

          YOUR VOTE IS IMPORTANT

  In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States. You may also vote by telephone or by using the Internet. Voting instructions are included with your proxy card. If you vote by telephone or by using the Internet you do not need to return the proxy card.

DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2004

Dear Stockholder:

        The annual meeting of stockholders of Discovery Partners International, Inc. (the "Company") will be held at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121 on Thursday, May 13, 2004 at 11:00 a.m. Pacific Daylight Time, for the following purposes:

  1.
  To elect two directors to serve for three-year terms ending at the 2007 annual meeting of stockholders or until their successors are duly elected. Management and the board of directors have nominated the following persons for election at the meeting: Sir Colin Dollery and Herm Rosenman.

  2.
  To ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2004.

  3.
  To transact any other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

        Stockholders of record at the close of business on March 19, 2004 will be entitled to notice of and to vote at the annual meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of the Company. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided or by telephone or by using the Internet. Voting instructions are included with your proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to ensure that all of your shares will be voted. If you attend the annual meeting and vote by ballot, any proxy you gave will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

                      By Order of the Board of Directors

                      CRAIG S. KUSSMAN
                      Chief Financial Officer and Secretary

April 19, 2004

DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held
May 13, 2004

GENERAL

        The enclosed proxy is solicited on behalf of the board of directors of Discovery Partners International, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on May 13, 2004 (the "Annual Meeting") and at any adjournments or postponements of the Annual Meeting. References to "we", "our", and "us" and similar references also refer to the Company. The Annual Meeting will be held at 11:00 a.m. at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121. Stockholders of record on March 19, 2004 will be entitled to notice of and to vote at the Annual Meeting.

        This proxy statement and accompanying proxy were first mailed to stockholders on or about April 19, 2004.

Purpose of the Meeting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this proxy statement.

Voting

        On March 19, 2004, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 24,638,177 issued and outstanding shares of common stock, par value $.001. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 19, 2004. Stockholders may not cumulate votes in the election of directors.

        All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

        With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. However, the directors will be elected by plurality vote. The two nominees receiving the highest number of affirmative votes will be elected. All other matters to be acted upon by the stockholders at the Annual Meeting will require the approval of the holders of a majority of the outstanding common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to such matters, abstentions are not affirmative votes and therefore will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether any of those proposals have been approved.

Proxies for Stockholders of Record

        If your Discovery Partners International shares are registered directly in your name with our transfer agent, you are a stockholder of record with respect to those shares, and a proxy card accompanies this proxy statement sent to you. You may vote your shares by mailing a completed and signed proxy card in the envelope provided with the proxy card. In addition, as a stockholder of record, you may use the control number and instructions printed on your proxy card to vote by telephone or by Internet at www.voteproxy.com.

        If the enclosed form of proxy is properly signed and returned, the shares will be voted at the Annual Meeting in accordance with the instructions you write on the proxy. If the proxy is signed and returned but does not specify how the shares are to be voted, the proxy will be voted FOR the election of the director nominees proposed by the board unless the authority to vote for the election of such director nominee(s) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and this proxy statement, and in the discretion of the proxyholders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Chief Financial Officer and Secretary of the Company at the Company's principal executive offices at 9640 Towne Centre Drive, San Diego, CA 92121, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. All shares subject to a valid proxy received before the Annual Meeting will be voted.

Voting Instructions for Beneficial Owners

        If your Discovery Partners International shares are held by a stockbroker, bank or other nominee rather than directly in your own name, you are considered a beneficial owner rather than a stockholder of record, and your broker or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. Most nominees also make Internet or telephone voting procedures available to their beneficial owners. Please consult your voting instruction form for the specific procedures available.

Solicitation

        The Company will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by regular or electronic mail.

Discretionary Authority to Vote on Stockholder Proposals

        The proxy solicited by the board of directors for the Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

        The Company's Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The board of directors currently consists of eight persons. The class whose term of office expires and that is up for election at the Annual Meeting currently consists of three directors: Mr. Dieter Hoehn, Sir Colin Dollery and Mr. Rosenman. Each director elected to this class will serve for a term of three years, expiring at the 2007 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal. Mr. Hoehn has decided not to stand for re-election as one of the Company's directors at the Annual Meeting. Sir Colin Dollery was previously elected as one of the Company's directors by the Company's stockholders. Mr. Rosenman was appointed as one of the Company's directors by the Company's board of directors following a selection process that involved evaluations and interviews of multiple candidates. Mr. Rosenman was recommended as a possible director candidate to the Company's board of directors by Mr. Pigliucci, the Company's Chief Executive Officer. The Nominating and Corporate Governance Committee recommended to the board of directors that each of Sir Colin Dollery and Herm Rosenman be nominated as a director for election at the Annual Meeting.

        The Company's Certificate of Incorporation and Bylaws have fixed the size of the Company's board of directors at eight directors. Because of Mr. Hoehn's decision not to stand for re-election at the Annual Meeting, as of the Annual Meeting there will be one vacancy on the board of directors in the class being elected at the Annual Meeting whose term of office expires at the 2007 annual meeting of stockholders. Only directors that will serve as members of the class of directors whose term expires at the 2007 annual meeting of stockholders will be elected at the Annual Meeting, and proxies cannot be voted for a greater number of directors than two.

        The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee that may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

        It is the Company's policy to invite its directors, including the nominees for director, to its annual meetings of stockholders. All of the Company's directors attended the 2003 annual meeting of stockholders.

Directors and Nominees

        Set forth below is information regarding director nominees and our continuing directors (all ages set forth below are as of March 31, 2004).

  Nominees for Term Ending Upon the 2007 Annual Meeting of Stockholders

        Herm Rosenman, age 56, has served as a member of our board of directors since December 2003. Since 2001, Mr. Rosenman has served as Vice President, Finance and CFO of Gen-Probe Incorporated. From 1997 to 2000, Mr. Rosenman was President and CEO of Ultra Acquisition Corp., a holding company with interests in consumer products. From 1994 to 1997, he was President and CEO of Radnet Management, Inc., the largest provider of diagnostic imaging services in California. Mr. Rosenman, CPA, received a BBA in Accounting and Finance from Pace College, and an MBA in Finance from The Wharton School of the University of Pennsylvania.

        Sir Colin T. Dollery, age 73, has served as a member of our board of directors since March 2001. Since 1996, Sir Colin Dollery has served as Senior Consultant, Research & Development, to GlaxoSmithKline PLC (formerly SmithKline Beecham), a public pharmaceutical company. From 1991 to 1996, he was the dean of the Royal Post Graduate Medical School of the University of London. Sir Colin Dollery received a B.S. in physiology and a medical degree (M.B., Ch.B.) from the University of Birmingham in Birmingham, England.

  Continuing Directors for Term Ending Upon the 2006 Annual Meeting of Stockholders

        Riccardo Pigliucci, age 57, has served as our Chief Executive Officer since May 1998 and chairman of our board of directors since May 1999. He previously served as Chief Executive Officer of Life Sciences International PLC, a supplier of scientific equipment and consumables to research, clinical and industrial markets, from 1996 to 1997. Prior to that, he held numerous management positions during his 23-year career at The Perkin-Elmer Corporation (now known as Applera Corporation), a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. Mr. Pigliucci is also a director of Epoch Biosciences, Inc., a biotechnology company, Biosphere Medical, a medical device company, and Dionex Corporation, a provider of instrumentation and related accessories and chemicals.

        Harry F. Hixson, Jr., Ph.D., age 65, has served as a member of our board of directors since May 2001. Dr. Hixson currently serves as the Chairman of Elitra Pharmaceuticals, a biotechnology company, and from February 1998 to May 2003, he served as both the Chief Executive Officer and Chairman of Elitra Pharmaceuticals. From February 1991 to February 1998, Dr. Hixson was a self-employed individual investor. Dr. Hixson is also a director of SEQUENOM, a human genetics products and services company. Dr. Hixson holds a Ph.D. in physical biochemistry from Purdue University, a M.B.A. from The University of Chicago and a B.S. degree in chemical engineering from Purdue University.

        Michael C. Venuti, Ph.D., age 50, has served as a member of our board of directors since May 2003. Dr. Venuti was designated by Axys Pharmaceuticals, pursuant to a Standstill Agreement between Axys Pharmaceuticals and us, for inclusion on our management slate of board of director nominees for the class of directors whose term expires at the 2006 annual meeting of stockholders. Since May 2003, Dr. Venuti has been Senior Vice President of Pharmacogenomics of the Celera Genomics Group of Applera Corporation, and previously was named Senior Vice President of Research of Celera Genomics and General Manager of Celera South San Francisco when Applera acquired Axys Pharmaceuticals in November 2001. From November 1994 through November 2001, Dr. Venuti held various research management positions within Axys Pharmaceuticals and a predecessor company, Arris Pharmaceutical Corporation, and was Senior Vice President of Research and Pre-clinical Development and Chief Technical Officer of Axys Pharmaceuticals at the time it was acquired by Applera. During his employment at Axys Pharmaceuticals and Arris Pharmaceutical Corporation, Dr. Venuti was actively involved with formation and management of the combinatorial chemistry business, which was later named Axys Advanced Technologies, and which we subsequently acquired in May 2000. Dr. Venuti received an A. B. degree in Chemistry from Dartmouth College and holds a Ph.D. in Organic Chemistry from The Massachusetts Institute of Technology. Dr. Venuti completed postdoctoral training at the Institute of Organic Chemistry at Syntex Research, Palo Alto, California.

  Continuing Directors for Term Ending Upon the 2005 Annual Meeting of Stockholders

        John P. Walker, age 55, has served as a member of our board of directors since April 2000. Since October 2002, Mr. Walker has been Chairman of Bayhill Therapeutics, a private pharmaceutical company. From April 2002 to December 2002, Mr. Walker served as Chairman and interim Chief Executive Officer of Centaur Pharmaceutical, a pharmaceutical company. From January 2001 to October 2002, Mr. Walker was a Venture Partner at Morgan Stanley Ventures, a venture capital firm.

From February 1993 to May 2001, Mr. Walker served as Chairman of Axys Pharmaceuticals and as a member of the board of directors until Axys Pharmaceuticals was acquired by Applera in November 2001. From 1993 to January 2001, he was also Chief Executive Officer of Axys Pharmaceuticals (including service from 1993 to 1997 as CEO of Arris Pharmaceutical Corporation, a predecessor corporation of Axys Pharmaceuticals). Mr. Walker also serves as a director of Geron Corporation, a biotechnology company, in addition to serving as a director of Renovis, Inc., a biopharmaceutical company. He received a B.A. from the State University of New York, at Buffalo and completed the Advanced Management program at The Kellogg School of Management at Northwestern University.

        Alan J. Lewis, Ph.D., age 58, has served as a member of our board of directors since April 2000. Since 2000, Dr. Lewis has been President of the Signal Research Division of Celgene Corporation, a biopharmaceutical company. From 1996 to 2000, Dr. Lewis was Chief Executive Officer and a director of Signal Pharmaceuticals, Inc., a drug discovery company. From 1994 to 1996, he was President of Signal. Prior to joining Signal, Dr. Lewis worked for 15 years at the Wyeth-Ayerst Research division of American Home Products Corporation, a pharmaceutical company, where he served as Vice President of Research from 1990 to 1994. Dr. Lewis received a B.S. in physiology and biochemistry from Southampton University and a Ph.D. in pharmacology from the University of Wales in Cardiff and completed his post-doctoral training at Yale University.

Independence of the Board of Directors

        As required under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as "independent," as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that our determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, our board has affirmatively determined that all of our directors are independent directors within the meaning of Rule 4200(a)(15) of the applicable Nasdaq listing standards, except for Mr. Pigliucci, our Chief Executive Officer, and Dr. Venuti, Applera Corporation's board designee.

Board Meetings and Committees

        Our board of directors held a total of seven meetings and acted by unanimous written consent two times during the fiscal year ended December 31, 2003. During such year, each director attended at least 75% of the aggregate number of meetings of the board of directors and committees of the board on which he served which were held during the periods in which he served.

        Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

        The Audit Committee reviews, acts on and reports to the board of directors on various auditing and accounting matters, including having the sole authority to appoint, retain or terminate our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The current members of our Audit Committee are Mr. Rosenman, Dr. Lewis, Mr. Hoehn and Sir Colin Dollery, each of whom is independent as defined under Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. Mr. Hoehn's term as one of the Company's directors will expire at the Annual Meeting, and he has decided not to stand for re-election at the Annual Meeting. In addition, our board of directors has determined that Mr. Rosenman qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held five meetings during the fiscal year ended

December 31, 2003. The Audit Committee is governed by a written charter that was approved by our board of directors.

        The Compensation Committee determines the salaries of management employees and benefits for our employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and stock purchase plans. The current members of our Compensation Committee are Mr. Walker, Sir Colin Dollery and Dr. Hixson, each of whom is independent as defined under Rule 4200(a)(15) of the applicable Nasdaq listing standards. The Compensation Committee held four meetings during the fiscal year ended December 31, 2003.

        The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on our board and committees thereof and nominates specific individuals to be elected as our officers by the board. Our current Nominating and Corporate Governance Committee charter can be found at our corporate web site at www.discoverypartners.com. The current members of our Nominating and Corporate Governance Committee are Dr. Hixson, Dr. Lewis and Mr. Rosenman, each of whom is independent as defined under Rule 4200(a)(15) of the applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee was formed in February 2004. In his role as Chairman of the Nominating and Corporate Governance Committee, Dr. Hixson will serve as lead director to interface on behalf of the other outside directors with management on strategic and other issues and to perform other activities determined by our board.

        The Nominating and Corporate Governance Committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The Nominating and Corporate Governance Committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, experience in the markets the Company serves, and the ability to exercise sound business judgment. However, the Nominating and Corporate Governance Committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the current needs of the board of directors and the Company, and seeks to maintain a balance of knowledge, experience and capability, and to avoid potential conflicts of interest. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether a particular candidate must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence.

        One of our stockholders, Axys Pharmaceuticals, is currently entitled to designate a number of nominees for inclusion on our management slate of director nominees pursuant to a Standstill Agreement we entered into with Axys Pharmaceuticals, as described below under "Certain Transactions." The Nominating and Corporate Governance Committee does not otherwise consider director candidates recommended by stockholders at this time. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for membership on the Company's board.

Stockholder Communications with the Board of Directors

        Historically, the Company has not adopted a formal process for stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and the appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the board and, if adopted, publish it promptly and post it to the Company's website.

Director Compensation

        During 2003, we paid each of our non-employee directors, which consisted of Messrs. Hoehn, Walker, Rosenman and Sir Colin Dollery and Drs. Hixson, Venuti and Lewis, an annual retainer totaling $20,000 (pro rated as appropriate) and $1,000 for each committee meeting attended, plus reimbursement of related expenses. Fees otherwise payable to Dr. Venuti, who is serving as the designee for Applera Corporation, are paid directly to Applera. Dr. Hixson will also receive additional compensation for services he performs in his role as lead director, although the Compensation Committee has not yet determined the form or amount of such compensation.

        In addition, each current non-employee director who was a non-employee director at the time of our 2000 initial public offering of common stock (the "IPO") received a non-qualified option to purchase 25,000 shares of our common stock following the completion of the IPO. Each of these options has an exercise price of $19.88.

        Under our automatic option grant program, which is a component of our 2000 Stock Incentive Plan, each individual who first became a non-employee board member at any time after the completion of the IPO automatically received an option grant for 25,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. Dr. Venuti received a non-qualified option under this program to purchase 25,000 shares of our common stock at an exercise price of $4.20 on May 15, 2003. Mr. Rosenman received a non-qualified option under this program to purchase 25,000 shares of our common stock at an exercise price of $5.93 on December 5, 2003. In addition, on the date of each annual stockholders meeting held after the completion of the IPO, each non-employee board member who continues to serve as a non-employee board member will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our board for at least six months.

        Each automatic grant made under the automatic option grant program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a term of 10 years, subject to earlier termination or repurchase following the optionee's cessation of board service. Each such automatic grant made before January 1, 2003 is immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. Each such automatic grant made after January 1, 2003 is exercisable as the options vest. The shares subject to the automatic grant options will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date, except that the shares subject to each annual 10,000-share automatic option grant vest upon the optionee's completion of one year of board service measured from the grant date. All of the shares subject to these options will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. Messrs. Hoehn and Walker and Sir Colin Dollery and Drs. Hixson and Lewis each received a non-qualified option pursuant to the automatic grant program to purchase 10,000 shares of our common stock at an exercise price of $4.20 on May 15, 2003, the date of the 2003 annual stockholders meeting.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR Sir Colin Dollery and Mr. Rosenman.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS

        We are asking the stockholders to ratify the Audit Committee's selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004. Neither Ernst & Young LLP nor any of its members has any relationship to us or any of our affiliates, except in the firm's capacity as our auditors.

        In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee feels that such a change would be in our and our stockholders' best interests.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

        The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP to us for the fiscal years ended December 31, 2003 and 2002:

	2003	2002
Audit Fees(1)	$181,900	$178,853
Audit Related Fees(2)	11,335	19,205
Tax Related Fees(3)	61,530	74,826
All Other Fees(4)	—	3,668

	$254,765	$276,552

(1)
Audit fees relate to the audit of our consolidated financial statements, statutory audits of our foreign subsidiaries and reviews of our consolidated financial statements included in our Form 10-Qs for 2003.

(2)
Audit related fees related primarily to accounting consultations and an annual subscription fee to an online accounting service in the United States.

(3)
Tax related fees are for services related to tax compliance ($55,400 in 2003 and $49,250 in 2002), tax advice and tax planning in the United States, Switzerland, the United Kingdom, Japan and India.

(4)
Fees related primarily to legal compliance services rendered in Switzerland on behalf of our Swiss subsidiary.

        All services and the related fees described above were approved in advance by our Audit Committee.

Pre-Approval Policies And Procedures

        Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

        The board of directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the year ending December 31, 2004.

Board Audit Committee Report

  The following is a report of the Audit Committee.

        The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Ernst & Young LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        The Audit Committee currently consists of four directors each of whom, in the judgment of the board, is an "independent director" as defined in the current listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with Company management and with Ernst & Young, the Company's independent auditors. The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has met with Ernst & Young LLP to discuss the overall scope of Ernst & Young LLP's audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting.

        The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

        Based on the review and discussions referred to above in this report, the Audit Committee approved the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors Alan Lewis, Ph.D. Herm Rosenman Sir Colin Dollery Dieter Hoehn

OTHER MATTERS

        The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares in their own discretion. By the execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

        The following table shows information known to us with respect to the beneficial ownership of our common stock as of February 27, 2004 by:

  •
  each person or group of affiliated persons who is known by us to own beneficially more than 5% of our common stock;

  •
  each of our directors and nominees for director;

  •
  each of our current officers named in the Summary Compensation Table below (collectively referred to as the "Named Executive Officers"); and

  •
  all of our directors and executive officers as a group.

        To our knowledge and except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The column titled "Number of Shares Beneficially Owned" includes shares of common stock subject to stock options and/or warrants, which were exercisable or will become exercisable within 60 days after February 27, 2004. These shares underlying options and/or warrants are deemed outstanding for computing the percentage of the person or group holding such options and/or warrants, but are not deemed outstanding for computing the percentage of any other person or group. The address for those persons for which an address is not otherwise indicated is: 9640 Towne Centre Drive, San Diego, California 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
Directors and Named Executive Officers
Riccardo Pigliucci(1)	941,507	3.8
Taylor Crouch(2)	335,000	1.3
Craig Kussman(3)	285,000	1.1
John Lillig(4)	141,000	*
Douglas Livingston, Ph.D.(5)	46,874	*
Sir Colin T. Dollery(6)	40,000	*
Dieter Hoehn(7)	70,000	*
Harry F. Hixson Jr., Ph.D.(8)	35,000	*
Alan J. Lewis, Ph.D.(9)	45,000	*
Herm Rosenman	—	—
Michael C. Venuti, Ph.D.(10)	80,000	*
John P. Walker(11)	129,375	*
All directors and executive officers as a group (14 persons)	2,320,174	8.8
Other Five Percent Stockholders
Axys Pharmaceuticals, Inc.(12)(13)	7,422,000	29.7
Heartland Advisors, Inc.(14)	2,862,757	11.6
Strong Capital Management, Inc.(15)	2,123,911	8.6
Royce & Associates LLC(16)	2,720,800	11.0

*
Less than 1%

(1)
Includes 250,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(2)
Includes 300,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(3)
Includes 250,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(4)
Includes 120,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(5)
Consists of 46,874 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(6)
Consists of 40,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(7)
Includes 45,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(8)
Consists of 35,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(9)
Consists of 45,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(10)
Includes an option to purchase 75,000 shares of common stock granted by Axys Pharmaceuticals, Inc. to Dr. Venuti as a result of a compensation plan implemented by Axys Pharmaceuticals. Also includes 5,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(11)
Includes an option to purchase 84,375 shares of common stock granted by Axys Pharmaceuticals, Inc. to Mr. Walker as a result of a compensation plan implemented by Axys Pharmaceuticals. Also includes 45,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 27, 2004.

(12)
Consists of 7,222,000 shares and a warrant to purchase 200,000 shares held by Axys Pharmaceuticals (acquired by the Celera Genomics group of Applera Corporation).

(13)
We have entered into a Standstill Agreement with Axys Pharmaceuticals, Inc. (subsequently acquired by the Celera Genomics group of Applera Corporation) pursuant to which Axys has agreed for itself and its affiliates not to acquire any of our additional voting securities or those of our subsidiaries, and not to undertake any proxy contest. In addition, under the Standstill Agreement Axys has the right to select designees to be included on, and the Standstill Agreement requires Axys to vote for, our management slate of directors each year. The stockholder's business address is 180 Kimball Way, South San Francisco, CA 94080.

(14)
Based on information reported in a Form 13G filed with the Securities and Exchange Commission on February 12, 2004. These 2,862,757 shares held by Heartland Advisors, Inc. may also be deemed beneficially owned by William J. Nasgovitz as a result of his ownership interest in Heartland Advisors, Inc. The stockholder's business address is 789 North Water Street, Milwaukee, WI 53202. Heartland Advisors, Inc and William J. Nasgovitz have shared voting power over 2,393,846 shares and shared dispositive power over 2,862,757 shares.

(15)
Based on information reported in a Form 13G filed with the Securities and Exchange Commission on February 17, 2004. These 2,123,911 shares held by Strong Capital Management, Inc. also may be deemed beneficially owned by Richard S. Strong as a result of his position with and stock ownership of Strong Financial Corporation. The stockholder's business address is 100 Heritage Reserve, Menomonee Falls, WI 53051. Strong Capital Management, Inc. and Richard S. Strong

  have shared voting power over 2,123,911 shares and shared dispositive power over 2,123,911 shares.

(16)
The stockholder's business address is 1414 Avenue of the Americas, New York, NY 10019. Royce & Associates LLC has sole voting power over the shares.

EXECUTIVE OFFICERS

        The executive officers of the Company as of March 31, 2004 are as follows:

Name	Age	Position
Riccardo Pigliucci	57	Chief Executive Officer and Chairman
Taylor Crouch	44	President and Chief Operating Officer
Craig Kussman	45	Chief Financial Officer, Senior Vice President Finance and Administration and Secretary
John Lillig	54	Chief Technology Officer, Vice President, Discovery Systems
Douglas Livingston, Ph.D	49	Senior Vice President and General Manager, Discovery Chemistry Services
Urs Regenass, Ph.D	53	Vice President, Integrated Drug Discovery
Richard Neale	40	Vice President, Business Operations

Business Experience of Executive Officers

        Riccardo Pigliucci has served as our Chief Executive Officer since May 1998 and chairman of our board of directors since May 1999. See "Proposal 1—Election of Directors" for a discussion of his business experience.

        Taylor Crouch has served as our President and Chief Operating Officer since July 2002. From March 1999 to April 2002, Mr. Crouch served as President and Chief Executive Officer at Variagenics, Inc., a biotechnology company specializing in pharmacogenomics. From January 1991 to March 1999, Mr. Crouch served as the Senior Vice President of Worldwide Marketing and Strategic Development for PAREXEL International Corporation, a contract research organization. Prior to that, he held various positions for over ten years with Schering-Plough International and Pfizer. Mr. Crouch received his B.S. in chemical engineering, cum laude, from Princeton University and his M.B.A. in international finance and marketing from The University of Chicago. He is also a Director of Bruker-AXS, a manufacturer of X-ray instrumentation.

        Craig Kussman has served as our Chief Financial Officer since November 2001. From August 2000 until joining us, he served as Executive Vice President and Chief Financial Officer of SYNAVANT, Inc., a provider of pharmaceutical relationship management solutions. From July 1998 to August 2000, Mr. Kussman served as Senior Vice President, Corporate Development at IMS HEALTH, a provider of information solutions to the pharmaceutical and healthcare industries. From November 1996 to June 1998, Mr. Kussman served as Vice President, Corporate Development and also Vice President—Mergers and Acquisitions of Cognizant Corp., a provider of pharmaceutical, information technology, and media information and services. From May 1991 to October 1996, Mr. Kussman served as Assistant Vice President Financial Planning of The Dun and Bradstreet Corporation, a provider of business information and technology. Mr. Kussman holds a B.A. degree cum laude in economics and mathematics from Pomona College and an M.B.A. in finance from the Wharton School of Business of the University of Pennsylvania, where he graduated with distinction.

        John Lillig has served as our Chief Technology Officer since August 1999, as Vice President of our Discovery Systems since June 2001, and has been a Vice President of the Company since August 1996. From 1991 until 1996, he served as Division Manager of the Analytical Systems Division of Bio-Rad

Laboratories, a provider of analytical instrumentation and clinical diagnostics. Prior to that, Mr. Lillig served in positions of increasing responsibility, including Director of Engineering, for 18 years at Beckman Instruments, a provider of life science and clinical diagnostic systems. Mr. Lillig received a B.S. in electrical engineering from California Polytechnic University.

        Douglas Livingston, Ph.D.    has served as our Senior Vice President and General Manager of Discovery Chemistry Services since December 2002. From July 2000 until joining us, Dr. Livingston was Vice President of Chemistry and New Technologies at Structural Genomix. From August 1999 to June 2000, Dr. Livingston served as the Director of Chemistry at the Genomics Institute of the Novartis Research Foundation and as a consultant to Discovery Partners. From January 1998 to July 1999, he was Vice President of Combinatorial Chemistry in Axys Pharmaceuticals' Advanced Technologies Division, which we acquired in 2000. From May 1996 to January 1998, Dr. Livingston served as Director of Bioorganic Chemistry for Axys Pharmaceuticals. Dr. Livingston received his undergraduate education at the University of Washington, his Ph.D. in organic synthetic chemistry from Columbia University, and completed a postdoctoral fellowship in bioorganic chemistry at the ETH-Zurich.

        Urs Regenass, Ph.D.    has served as our Vice President of Integrated Drug Discovery since January 2003 and was Vice President of Biology from April 2001 until January 2003. From 1999 to April 2001, Dr. Regenass was Global Head for Knowledge/Information Management at Novartis, a pharmaceutical company, and from 1994 to 1999 he was Global Head of Core Technology Area in Research, first at Ciba-Geigy, Ltd. then at Novartis, a pharmaceutical company formed by the merger of Ciba-Geigy, Ltd. and Sandoz in 1996. Dr. Regenass joined Ciba-Geigy in 1981 in Oncology and served as a project and unit head until 1994. He obtained his Ph.D. in Cell Biology and Genetics from the Biocenter, University of Basel, Switzerland and completed his postdoctoral work at Jackson Laboratory, Bar Harbor, Maine.

        Richard Neale has served as our Vice President, Business Operations since November 2002. Mr. Neale joined Discovery Partners International in January 2001 through its acquisition of Systems Integrated Drug Discovery Company (SIDDCO). At the time of the acquisition he was serving as the company's Vice President, Business Operations. Prior to joining SIDDCO, he served as the Vice President of Corporate Development and General Legal Counsel at Novopharm Biotech (now Viventia), a biotechnology company with multiple clinical products. Mr. Neale previously practiced in the corporate law group in a major Toronto law firm, Davies Ward Phillips & Vineberg where he focused on mergers, acquisitions and financings. Mr. Neale holds a B.Sc. in Chemistry and Microbiology from the University of Guelph, as well as an M.B.A. and a law degree from Dalhousie University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving as executive officers on December 31, 2003 and whose salary and bonus for the 2003 fiscal year was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2003, 2002 and 2001. The listed individuals are collectively referred to as the "Named Executive Officers".

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Annual Compensation
Name and Principal Position				Restricted Stock Awards($)(3)	Securities Underlying Options/SARs(#)	All Other Compensation ($)(1)
	Year	Salary($)	Bonus($)(2)
Riccardo Pigliucci Chief Executive Officer	2003 2002 2001	440,875 424,412 405,979	346,037 50,000 100,000	405,000 — —	— 100,000 150,000	10,612 3,472 3,242
Taylor Crouch Chief Operating Officer	2003 2002 2001	331,500 156,458 —	196,248 28,438 —	189,000 — —	— 300,000 —	34,836 185,718 —
Craig Kussman Chief Financial Officer	2003 2002 2001	288,125 275,000 38,606	168,379 41,250 27,500	189,000 — —	— — — 250,000	21,989 173,157 5,713
John Lillig Chief Technology Officer	2003 2002 2001	238,375 227,500 214,167	87,092 35,000 25,000	70,200 — —	— 30,000 10,000	7,178 1,118 2,811
Douglas Livingston Senior Vice President	2003 2002 2001	260,000 21,667 —	103,785 — —	— — —	150,000 — —	6,705 — —

(1)
Unless otherwise noted, the amounts in this column represent the value of life insurance premiums paid on behalf of the person for whom disclosure is provided. In 2003 and 2001, we also made matching contributions to Mr. Pigliucci's 401(k) plan account in the amounts of $7,000 and $2,000, respectively. In 2003, we also made a matching contribution to Mr. Crouch's 401(k) plan account in the amount of $6,000. In 2003, Mr. Crouch also received payments for reimbursement of relocation expenses including the effect of personal income taxes of $28,100. In 2002, Mr. Crouch also received payments for reimbursement of relocation expenses including the effect of personal income taxes of $185,418. In 2003 and 2001, we also made matching contributions to Mr. Kussman's 401(k) plan account in the amounts of $6,000 and $345, respectively. In 2003, Mr. Kussman also received payments for reimbursement of relocation expenses including the effect of personal income taxes of $15,200. In 2002, Mr. Kussman also received payments for reimbursement of relocation expenses including the effect of personal income taxes of $172,557. In 2001, Mr. Kussman also received $5,323 of payments for reimbursement of relocation expenses. In 2003 and 2001, we also made matching contributions to Mr. Lillig's 401(k) plan account in the amounts of $6,000 and $2,000, respectively. In 2003, we also made a matching contribution to Mr. Livingston's 401(k) plan account in the amount of $6,000.

(2)
The amounts in this column represent bonuses that were compensation for services performed in the fiscal year indicated, but were set by the Compensation Committee and paid to the executive officers in the next fiscal year. For example, Mr. Pigliucci's bonus of $346,037 for 2003 was compensation for services he performed in the fiscal year ended December 31, 2003, but was set by the Compensation Committee and paid to Mr. Pigliucci in 2004. The 2003 bonus amounts were awarded pursuant to a new bonus plan approved by our Board of Directors. Awards under the bonus plan are determined based on overall corporate financial performance as well as achievement of individual performance objectives.

(3)
Value of restricted stock is equal to the fair market value of the securities at the date of grant ($5.40 per share) multiplied by the number of shares awarded. The restricted stock was granted in August 2003 and vests over a four-year period.

Stock Option Grants and Exercises

        There were no stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2003. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

        The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2003 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2003
	Shares Acquired Upon Option Exercise(s) (#)				Value of Unexercised In-the-Money Options/SARs at December 31, 2003(3)
Name		Value Realized ($)(1)	Exercisable (#)(2)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Riccardo Pigliucci	—	—	250,000	—	171,500	—
Taylor Crouch	—	—	300,000	—	585,000	—
Craig Kussman	—	—	250,000	—	500,000	—
John Lillig	—	—	120,000	—	488,700	—
Douglas Livingston	—	—	34,373	115,627	109,994	370,006

(1)
Value realized upon option exercises is equal to the fair market value of the securities underlying the option at the time of exercise less the exercise price of the option.

(2)
The stock options granted to the Named Executive Officers prior to January 1, 2003 are immediately exercisable for all of the option shares; however, if exercised the unvested shares would be subject to repurchase at the time of the optionee's termination of employment. The number of vested shares for each Named Executive Officer as of December 31, 2003 is as follows: Riccardo Pigliucci—148,956; Taylor Crouch—106,249; Craig Kussman—130,207; John Lillig—100,623; Douglas Livingston—34,373.

(3)
Value of unexercised in-the-money options is equal to the fair market value of the securities underlying the option at fiscal year-end ($6.15 per share) less the exercise price payable for those securities.

Employment Contracts, Severance Agreements and Change of Control Arrangements

        On April 17, 1998, we entered into an employment agreement with Mr. Pigliucci to serve as our President and Chief Executive Officer. This agreement is for an indefinite term and is terminable by Mr. Pigliucci or us at any time without cause. Under this agreement, we agreed to pay Mr. Pigliucci an initial annual base salary of $350,000 (which is subject to upward adjustments) and an annual target bonus equal to at least 50% of his base salary (which bonus will be prorated for performance of annual goals). In addition, under this agreement we reimbursed Mr. Pigliucci for relocation expenses and mortgage assistance in moving from the Weston, Connecticut area to the San Diego area. Mr. Pigliucci was granted an option to purchase 600,000 shares of our common stock, which vested over a five-year period, with 20% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 48 months of service. Mr. Pigliucci exercised this option in full in December 1998 and January 1999 and, at Mr. Pigliucci's election, he paid the purchase price for such shares in the form of two promissory notes to us bearing the minimum applicable federal interest rate. Mr. Pigliucci paid the two promissory notes, including interest, in full on December 31, 2002.

        If we terminate Mr. Pigliucci's employment other than for cause, or if Mr. Pigliucci terminates his employment upon our breach of this employment agreement (including in the event this employment agreement is not assumed in full by a successor company upon a change in control), we will automatically retain Mr. Pigliucci as a consultant to us for one year. Under this arrangement, Mr. Pigliucci will be available to provide consulting services to us for up to fifteen hours each month, and we will pay him a monthly consulting fee of one-twelfth of his base salary in effect at the time of termination of his employment.

        Pursuant to his employment agreement with us, Mr. Pigliucci exercised his right to borrow from us the aggregate exercise price of $240,000 to purchase 600,000 shares of our common stock pursuant to stock options held by Mr. Pigliucci. In connection with these exercises, Mr. Pigliucci issued to us two promissory notes. The first was dated November 30, 1998 and due November 30, 2005, having a principal amount of $172,000 and an interest rate of 4.51% per annum prior to the maturity date and 10% thereafter. The second was dated January 31, 1999 and due January 31, 2006, having a principal amount of $68,000 and an interest rate of 4.64% per annum prior to the maturity date and 10% thereafter. At the time Mr. Pigliucci issued each of these notes to us, he also entered into a Pledge Agreement with us under which he granted us a security interest in the shares that he purchased using the note as consideration. The largest amount of indebtedness outstanding during the 2002 fiscal year under each of these promissory notes was $200,443 and $79,043, respectively. Mr. Pigliucci paid the two promissory notes, including interest, in full on December 31, 2002.

        On October 29, 2001, we entered into a letter agreement with Mr. Kussman to serve as our Chief Financial Officer. This agreement is for an indefinite term and is terminable by Mr. Kussman or us at any time without cause. Under this agreement, we agreed to pay Mr. Kussman an annual base salary of $275,000 and an annual target bonus equal to 30% of his base salary based on accomplishment of established performance objectives. In addition, under this agreement we paid Mr. Kussman $27,500 as a sign on bonus and reimbursed him for relocation expenses and mortgage assistance in moving from Fairfield, Connecticut to San Diego, and Mr. Kussman was granted an option to purchase 96,385 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Additionally, Mr. Kussman was granted an option to purchase 153,615 shares of our common stock. These options were granted originally to allow 100% of these options to vest on November 12, 2006, but vesting could be accelerated according to the following schedule: 25% of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $8.00 per share; 25% more of the options would vest if the company stock trades for 25 consecutive days at a price of or above $12.00 per share; 25% more of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $16.00 per share; and 25% more of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $18.00 per share. On January 24, 2003, the stock option grant was amended to allow the options to vest over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

        In the event Mr. Kussman is terminated without cause or chooses to resign for good reason as the result of a change of control, Mr. Kussman will be entitled to a one time lump sum payment of his then current annual base salary.

        On June 18, 2002, we entered into a letter agreement with Mr. Crouch to serve as our President and Chief Operating Officer. This agreement is for an indefinite term and is terminable by Mr. Crouch or us at any time without cause. Under this agreement, we agreed to pay Mr. Crouch an annual base salary of $325,000 and an annual target bonus equal to 35% of his base salary based on accomplishment of established performance objectives. In addition, under this agreement we reimbursed him for relocation and mortgage assistance in moving from Sudbury, Massachusetts to San Diego, and Mr. Crouch was granted an option to purchase 300,000 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Additionally, on July 29, 2002, we loaned Mr. Crouch $300,000 against his full recourse non-interest bearing promissory note. The note is due and payable in full on July 29, 2007. The largest amount of indebtedness outstanding during the 2003 fiscal year was $300,000.

        In the event Mr. Crouch is terminated without cause or chooses to resign for good reason as the result of a change of control, Mr. Crouch will be entitled to a one time lump sum payment of his then current annual base salary. In the event of termination, the loan, if still outstanding, will be due by the end of the severance period. In the event of a change of control, the loan, if still outstanding, will be due by the end of the severance period or July 1, 2004, whichever is later.

        On November 13, 2002, we entered into a letter agreement with Dr. Livingston to serve as our Senior Vice President and General Manager of Discovery Chemistry Services. This agreement is for an indefinite term and is terminable by Dr. Livingston or us at any time without cause. Under this agreement, we agreed to pay Dr. Livingston an annual base salary of $260,000 and an annual target bonus equal to 25% of his base salary based on accomplishment of established performance objectives and company performance. In addition, under this agreement Dr. Livingston was granted an option to purchase 150,000 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

        In the event Dr. Livingston is terminated without cause, Dr. Livingston will be entitled to six months of his then current annual base salary.

        In July 2003, we entered into change in control agreements with the following officers of the Company: Riccardo Pigliucci, Taylor Crouch, Craig Kussman, John Lillig, Urs Regenass, Douglas Livingston and Richard Neale. In the event of both a change in control and termination of an officer's employment (either by us without cause or by the officer for good reason) either before, and in connection with, the change in control or within 365 days after the change in control, the officer will be entitled to a severance payment equal to the officer's average bonus for the three prior full calendar years of employment with us multiplied by the number of days in the calendar year through the date of termination divided by 365 and the greater of 100% (200% in the case of Riccardo Pigliucci) of the officer's annual base salary in effect immediately prior to the change in control of us or the officer's annual base salary in effect at the time notice of termination is given. Additionally, for purposes of determining the vesting of the officers' awards made under the 2000 Stock Incentive Plan, as well as any unvested shares of our stock acquired pursuant to that Plan, the officer will be treated as if he had completed an additional 12 months of service immediately before the date on which his employment is terminated.

        Under the agreements, a change in control is deemed to have occurred under any of the following circumstances, subject to certain exceptions and limitations:

  •
  a person becomes the owner of 15% or more of our voting power;

  •
  the current members of our Board of Directors (including any new Board members elected by a 2/3 vote approval of those Board members and any new Board members so approved) cease to represent a majority of the Board during any period of 24 months or less;

  •
  our stockholders approve a merger or consolidation involving us, other than a merger or consolidation in which the holders of our voting stock prior to the transaction own more than 66 and 2/3% of our voting power or the voting power of the other surviving entity immediately after the completion of the transaction or a merger or consolidation in which no person owns 15% or more of our voting power or the voting power of the other surviving entity immediately after the completion of the transaction;

  •
  our stockholders approve a liquidation or sale of all or substantially all of our assets; or

  •
  our board of directors determines that a change in control of us has otherwise occurred for purposes of the agreements.

        The initial term of these agreements expires December 31, 2004 and automatically renews thereafter on an annual basis unless either party gives notice by September 30th of the preceding year and no change of control of us has occurred during the 18 months before that notice.

        The Compensation Committee of the Board of Directors, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individuals, in connection with certain changes in control involving us or the subsequent termination of the officer's employment following the change in control event.

        In addition, in the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program of our 2000 Stock Incentive Plan, including those held by the Named Executive Officers, which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. Also, outstanding options under the salary investment, automatic option and director fee option grant programs (not all of which are currently operative) of our 2000 Stock Incentive Plan will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

        In addition to the indemnification provisions contained in our Certificate of Incorporation and Bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee has been composed of Messrs. Hixson and Walker and Sir Colin Dollery since May 17, 2001. No member of the Compensation Committee was at any time during the 2003 fiscal year, or at any other time, one of our officers or employees. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement, each of the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Board Compensation Committee Report on Executive Compensation

        The following is a report delivered by the Compensation Committee of our board of directors.

        As members of the Compensation Committee of the board of directors, it is our duty to set the base salary of the Company's executive officers and to administer the Company's 2000 Stock Incentive Plan under which grants may be made to them and other key employees. In addition, we approve the individual bonus programs to be effective for the executive officers each fiscal year.

        General Compensation Policy.    Our fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is our objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements:

  •
  base salary, which reflects individual performance and is designed primarily to be competitive with salary levels in the industry,

  •
  annual variable performance awards payable in cash and tied to the achievement of performance goals established by us, and

  •
  long-term, stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

        As an officer's level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company's performance and stock price appreciation rather than base salary.

        Factors.    The principal factors that the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 2003 fiscal year are summarized below. We may in our discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policy indicated above.

        Base Salary.    The base salary for each officer is set on the basis of:

  •
  industry experience, knowledge and qualifications,

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  the salary levels in effect for comparable positions within the Company's principal-industry marketplace competitors, and

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  internal comparability considerations.

        The Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. The Compensation Committee estimates that the 2003 salary levels of the Company's executive officers range from the 50th percentile to the 75th percentile of the salary levels in effect for comparable positions at those other companies.

        Annual Incentive Compensation.    The Company's board of directors, based on the recommendation of the Compensation Committee, approved a new bonus program in 2003 whereby annual bonuses are earned by the Company's eligible employees, including executive officers, solely on the basis of the achievement of both corporate performance targets and individual performance targets that the Compensation Committee establishes at the start of the fiscal year. The corporate performance targets for 2003 established by the Compensation Committee in connection with this new bonus program required that the Company meet or exceed specified revenue, net income and cash flow amounts in 2003. Calculated on a weighted average basis in accordance with the terms of this new bonus program, the Company's actual revenue, net income and cash flow performance during 2003 was 165.89% of the amounts specified under the program as corporate performance targets for revenue, net income and cash flows in 2003. As a result, under the terms of the new bonus program, the baseline potential bonus for each eligible employee was multiplied by 165.89%, resulting in a larger potential bonus for each eligible employee. These larger potential bonus amounts were then allocable to each eligible employee based 50% on achievement of the corporate performance targets and 50% on achievement of individual performance targets, resulting in many eligible employees, including executive officers, receiving larger bonuses in 2003 than in 2002, and bonuses overall to eligible employees being more in 2003 than in 2002.

        Long-Term Incentive Compensation.    During 2003, the Compensation Committee approved the grant of restricted stock to certain executive officers under our 2000 Stock Incentive Plan. The Compensation Committee granted restricted stock to these executive officers in lieu of stock options (which had been the Company's historical practice) and expects to continue this practice in 2004. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each grant was based on the officer's level of responsibilities and relative position in the Company.

        CEO Compensation.    In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pigliucci, the Compensation Committee has sought to be competitive with other companies in the industry, while at the same time tying a significant percentage of such compensation to the Company's performance and stock price appreciation. An employment agreement between the Company and Mr. Pigliucci sets forth certain terms and conditions, including minimum compensation, governing Mr. Pigliucci's employment.

        The Compensation Committee established Mr. Pigliucci's 2003 base salary upon its evaluation of his personal performance and its objective to have his base salary keep pace with salaries being paid to similarly situated chief executive officers. The Compensation Committee estimates that his base salary is at the 50th to 75th percentile of the salary levels paid to such other chief executive officers.

        The remaining components of Mr. Pigliucci's 2003 fiscal year compensation were determined based on the new bonus program described above.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid in cash to the Company's executive officers for the 2003 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to the Company's executive officers for fiscal 2004 will exceed that limit. The 2000 Stock Incentive Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, and therefore will not be subject to the $1.0 million limitation.

        It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

        We conclude our report with the acknowledgement that no member of the Compensation Committee is a current officer or employee of the Company or any of its subsidiaries.

Submitted by the Compensation Committee of the Board of Directors Sir Colin Dollery John Walker Harry Hixson, Ph.D.

Performance Graph

        The graph below shows a comparison of cumulative total stockholder returns from the date of our IPO through December 31, 2003 for our common stock, the Nasdaq Stock Market (U.S. Companies) Index ("Nasdaq-US"), and the Nasdaq Pharmaceuticals Index ("Nasdaq-PH"). The graph assumes that $100 was invested in our common stock and in each index on July 27, 2000, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock.

        The stockholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future stockholder returns.

	July, 2000	Dec, 2000	Dec, 2001	Dec, 2002	Dec, 2003

DISCOVERY PARTNERS INTERNATIONAL, INC.	100.00	67.36	41.11	15.44	34.17

NASDAQ-US	100.00	68.90	52.69	37.30	58.79

NASDAQ-PH	100.00	98.26	89.93	59.28	85.39

CERTAIN TRANSACTIONS

        Mr. Walker was Chairman and President of Axys Pharmaceuticals, Inc. until January 2001. On April 28, 2000, we acquired Axys Advanced Technologies, Inc. ("AAT") from Axys Pharmaceuticals. Axys Pharmaceuticals owned 10,000,000 shares of the 10,006,250 issued and outstanding shares of common stock of AAT, and received 7,425,000 shares of our common stock, a promissory note in the principal amount of $550,000 and $50,000 in cash as merger consideration. The promissory note was paid in full in August 2000. In connection with this merger, we also issued a warrant to Axys Pharmaceuticals to purchase 200,000 shares of our common stock at a per-share price of $8.00.

        In connection with our acquisition of AAT, we entered into a Standstill Agreement with Axys Pharmaceuticals pursuant to which Axys Pharmaceuticals agreed for itself and its affiliates that until the later of the date on which Axys Pharmaceuticals and its affiliates hold less than 5% of our then-outstanding common stock or April 28, 2010, Axys and its affiliates will not, without our prior written consent: (a) acquire any of our voting securities or those of our subsidiaries, (b) solicit proxies for the voting of our voting securities, (c) make any public announcement or submit any proposal for any extraordinary transaction (other than a sale) of our voting securities or assets, (d) form or join in any group for the voting of our voting securities or (e) otherwise seek to influence our management, board or policies.

        In addition, we agreed that at each annual meeting of our stockholders at any time during which our shares are publicly traded, we will include on our management slate of director nominees the number of persons designated by Axys Pharmaceuticals that Axys Pharmaceuticals could elect (if "cumulative voting" was applicable) solely through the voting of our voting securities that it owns, provided that in no case can the number of designees exceed the number which is two less than the number that would constitute a majority of the members of our board of directors. In addition, we agreed that as long as we have a classified board of directors, this provision will not be applied literally, but instead will be applied in a reasonable manner to reflect the parties' intentions with respect to the board as a whole even though not all the board seats are up for election each year. Initially, under this arrangement Axys Pharmaceuticals was entitled to nominate two directors for election to our then seven-person board. The two initial Axys Pharmaceuticals designees were John Walker and Alan Lewis.

        However, in November 2001, the Celera Genomics group ("Celera") of Applera Corporation acquired Axys Pharmaceuticals. In 2002, Celera did not exercise its right to designate a nominee for inclusion on our management slate of director nominees. Mr. Walker's initial term on our board expired at the 2002 annual meeting. However, he was re-elected to the board for a second term as an independent director, based on our own nominating-decision judgment and not as a result of designation by Axys/Celera. In addition, in order to eliminate any interpretation that he is serving as a designee of Axys/Celera, Dr. Lewis resigned from our board effective the day before the 2002 annual meeting of stockholders, even though his term as a director would not have expired until the 2003 annual meeting of stockholders; and he was also re-elected to the board at the 2002 annual meeting of stockholders as an independent director for the term ending upon the 2005 annual meeting of stockholders, based on our own nominating-decision judgment. In 2003, Axys/Celera exercised its right and designated Dr. Venuti for inclusion on our management slate of director nominees. Dr. Venuti serves as Celera's Senior Vice President of Pharmacogenomics.

        Axys Pharmaceuticals agreed in the Standstill Agreement to vote each year for the entire management slate of director nominees.

        We subleased our facility in South San Francisco, California from Axys Pharmaceuticals through November 2003. In the year ended December 31, 2003, we paid Axys Pharmaceuticals a total of $787,194 under this agreement.

        On July 29, 2002, we loaned Taylor Crouch, our President and Chief Operating Officer, $300,000 against his full recourse non-interest bearing promissory note for mortgage assistance. The note is due and payable in full on July 29, 2007. The largest amount of indebtedness outstanding during the 2003 fiscal year was $300,000. As of February 27, 2004, $300,000 was outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of Forms 3, 4, and 5 and amendments thereto furnished to us, or written representations that no Form 5s were required, we believe that, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

CODE OF ETHICS

        We have adopted a Code of Business Conduct that applies to all officers, directors and employees. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at www.discoverypartners.com.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUaL MEETING

        The deadline for stockholders to submit proposals to be considered for inclusion in the Company's proxy statement for next year's annual meeting of stockholders is December 20, 2004. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws, which among other things require notice to be delivered or mailed and received at the Company's executive offices. In addition, the deadline for stockholders to submit proposals, including director nominations, that will not be included in the Company's proxy statement for next year's annual meeting of stockholders is on or before January 14, 2005 (120 days prior to May 13, 2005, the anniversary of the date of this year's Annual Meeting).

ANNUAL REPORT

        A copy of the Annual Report of the Company for the 2003 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

        We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 10, 2004. Stockholders may obtain a copy of this report, without charge, by writing to Craig S. Kussman, Chief Financial Officer and Secretary and Senior Vice President, Finance and Administration of the Company, at our principal executive offices located at 9640 Towne Centre Drive, San Diego, CA 92121.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 19, 2004	Craig S. Kussman Chief Financial Officer and Secretary

DISCOVERY PARTNERS INTERNATIONAL, INC.
PROXY

Annual Meeting of Stockholders, May 13, 2004

This Proxy is Solicited on Behalf of the Board of Directors of
Discovery Partners International, Inc.

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 13, 2004 and the Proxy Statement and appoints Riccardo Pigliucci and Taylor Crouch, and each of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Discovery Partners International, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California, CA 92121 on Thursday, May 13, 2004 at 11:00 a.m. Pacific Daylight Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein.

1.	To elect directors to serve for a three-year term ending in the year 2007 or until their successors are duly elected;
				FOR	WITHHOLD AUTHORITY TO VOTE
	Sir Colin Dollery			☐	☐
	Herm Rosenman			☐	☐
2.	FOR ☐	AGAINST ☐	ABSTAIN ☐	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.
3.				In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF Proposal 2. This Proxy, when properly executed and returned, will be voted as specified above. If this Proxy is properly executed and returned and no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above, IN FAVOR OF Proposal 2 and in accordance with Item 3. Each of the matters to be acted upon set forth above in Proposals 1 and 2 has been proposed by the Company.
Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) exactly as on certificate)
Please sign your name:			(Authorized Signature(s))			Date:

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DISCOVERY PARTNERS INTERNATIONAL, INC. 9640 Towne Centre Drive San Diego, California 92121
GENERAL
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
STOCKHOLDER PROPOSALS FOR THE 2005 ANNUaL MEETING
ANNUAL REPORT
FORM 10-K
PROXY CARD